EXHIBIT 99.1

For Immediate Release

March 14, 2019

Investor Relations Contact: Christopher J. Brodhead Senior Vice President, Investor Relations chris.brodhead@broadstone.com 585.287.6499

Broadstone Net Lease, Inc. Reports 2018 Fourth-Quarter and Full-Year Performance

ROCHESTER, N.Y. – Broadstone Net Lease, Inc. (“BNL,” ”we,” or ”us”), a privately offered real estate investment trust (“REIT”) managed by Broadstone Real Estate, LLC (“Broadstone”), today filed with the Securities and Exchange Commission (“SEC”) its Annual Report on Form 10-K for the year ended December 31, 2018 (the “2018 Form 10-K”), which is available free of charge on the SEC’s public website and on our website at: http://investors.bnl.broadstone.com.

OPERATING HIGHLIGHTS

During the fourth quarter and year ended December 31, 2018, we:

-	Increased fourth-quarter revenues to $63.1 million and full-year revenues to $237.5 million, representing increases of 27.5% and 30.8% compared to the respective comparable periods in 2017.
-

Generated earnings per diluted share in accordance with accounting principles generally accepted in the United States of America (“GAAP”) of $0.63 for the fourth quarter of 2018, representing a decrease of $0.21, or 25.0%, compared to the fourth quarter of 2017. Generated earnings per diluted share of $3.43 for the year ended December 31, 2018, representing an increase of $0.22, or 6.9%, compared to the year ended December 31, 2017.

-

Generated funds from operations (“FFO”) per diluted share, a non-GAAP financial measure, of $1.58 for the fourth quarter of 2018, representing an increase of $0.01, or 0.6%, compared to the fourth quarter of 2017. Generated FFO per diluted share of $6.88 for the year ended December 31, 2018, representing an increase of $0.88, or 14.7%, compared to the year ended December 31, 2017.

-

Generated adjusted funds from operations (“AFFO”) per diluted share, a non-GAAP financial measure, of $1.41 for the fourth quarter of 2018, representing an increase of $0.07, or 5.2%, compared to the fourth quarter of 2017. Generated AFFO per diluted share of $5.66 for the year ended December 31, 2018, representing an increase of $0.28, or 5.2%, compared to the year ended December 31, 2017.

-

Increased our monthly distribution to our stockholders and the holders of membership interests in Broadstone Net Lease, LLC, our operating company (the “Operating Company”) from $0.415 per share at December 31, 2017, to $0.43 per share at December 31, 2018. Subsequent to year end, our Board of Directors voted to increase the monthly distribution to $0.44 per share, payable to holders of record prior to the ends of February 2019, March 2019, and April 2019.

-

Closed 11 real estate acquisitions totaling $241.5 million, excluding capitalized acquisition expenses, during the fourth quarter, adding 43 new properties at a weighted average initial cash capitalization rate of 6.8%. The properties acquired had a weighted average remaining lease term of 10.0 years at the time of acquisition with weighted average annual rent increases of 2.1%.
-

Closed 26 real estate acquisitions totaling $606.8 million, excluding capitalized acquisition expenses, during 2018, adding 113 new properties at a weighted average initial cash capitalization rate of 6.9%. The properties acquired had a weighted average remaining lease term of 11.0 years at the time of acquisition with weighted average annual rent increases of 1.8%.

-

Continued to selectively dispose of non-core assets to capture and reinvest gains on a tax-deferred basis pursuant to 1031 exchanges. During 2018, the REIT disposed of 20 properties for net proceeds of $54.0 million, recognizing a gain of $10.5 million above carrying value. The properties represented approximately 2.0% of our December 31, 2017, portfolio value. During the fourth quarter of 2018, the REIT disposed of five properties for net proceeds of $12.7 million, recognizing a gain of $0.9 million above carrying value.

-

Received $283.7 million in investments from new and existing stockholders in 2018, of which $81.5 million was received during the fourth quarter. The full-year investments included property contributed in exchange for Operating Company membership units through Umbrella Partnership REIT (“UPREIT”) transactions. As of December 31, 2018, there were 3,116 common stockholders and 67 holders of noncontrolling membership units in the Operating Company.

-	Collected more than 99% of rents due and maintained a 100% leased portfolio throughout the year.
-

Effectively lengthened our debt maturity profile and reduced our exposure to variable-rate interest risk by issuing an aggregate principal amount of $325 million of unsecured, fixed-rate, interest-only senior notes with terms of 10 and 12 years, through a private debt placement.

“We are pleased to report another year of strong performance for BNL,” said Chris Czarnecki, BNL’s Chief Executive Officer. “During 2018, we continued to grow our portfolio of high quality, diversified commercial properties and selectively disposed of others, to continue providing our stockholders with attractive total returns. BNL’s 2018 total return, assuming dividend reinvestment, was 13.1% which is our strongest result since 2014.” Czarnecki continued, “Recognizing the accretive nature of our recent investments and anticipated continued positive operating performance, our Board increased our monthly dividend from $0.43 per share to $0.44 per share at its most recent meeting in early February. We believe that the embedded rental growth in our current portfolio, combined with anticipated 2019 acquisitions and continued balance sheet discipline, will generate continued earnings growth and positive total returns for our investors in the year ahead.“

FINANCIAL RESULTS

	For the three months ended		For the year ended
	December 31,		December 31,
(in thousands, except per share data)	2018	2017	2018	2017
Revenues	$63,094	$49,472	$237,479	$181,563

Net income, including non-controlling interests	$14,660	$16,826	$75,105	$59,555
Net earnings per diluted share	$0.63	$0.84	$3.43	$3.21

FFO	$36,475	$31,460	$150,664	$111,434
FFO per diluted share	$1.58	$1.57	$6.88	$6.00

AFFO	$32,551	$27,006	$124,065	$99,952
AFFO per diluted share	$1.41	$1.34	$5.66	$5.38

Diluted Weighted Average Shares Outstanding	23,154	20,096	21,910	18,567

Revenues

Revenues increased by 30.8% to $237.5 million for the year ended December 31, 2018, compared to $181.6 million in 2017. Revenues increased 27.5% to $63.1 million for the three months ended December 31, 2018, compared to $49.5 million for the three months ended December 31, 2017. The increase in revenues for both the fourth quarter and full year is primarily attributable to the growth in our real estate portfolio. During 2018, we acquired 113 new properties for $606.8 million, excluding capitalized acquisition costs, with 43 of those added during the fourth quarter at an acquisition price of $241.5 million, excluding capitalized acquisition costs.

Net Income

Net income decreased by 12.9% to $14.7 million for the three months ended December 31, 2018, compared to $16.8 million for the three months ended December 31, 2017. Net earnings per diluted share decreased $0.21, or 25.0%, for the same period, to $0.63. Net income for the 2018 period includes an aggregate net gain on dispositions of real estate of $0.9 million as compared to $2.7 million for the same period in 2017.

Net income includes such items as gain or loss on dispositions of real estate and provisions for impairment, among others, which can vary from quarter to quarter and impact net income and period-to-period comparisons.

Full-year net income increased by 26.1% to $75.1 million in 2018, compared to $59.6 million in 2017. Net earnings per diluted share increased by 6.9% to $3.43 in 2018, compared to $3.21 in 2017. Net income for 2018 includes an aggregate net gain on dispositions of real estate of $10.5 million as compared to $13.0 million for 2017. Net income for 2018 includes an aggregate $2.1 million of provisions for impairment as compared to $2.6 million for 2017. Net income for 2018 includes an aggregate $0.1 million of debt extinguishment costs as compared to $5.2 million for 2017. The $5.2 million in debt extinguishment costs for 2017 resulted from the refinancing of our revolving line of credit, two separate term loans and a mortgage note with our $880.0 million unsecured credit facility. In connection with the payoff of the aforementioned mortgage note, we terminated an interest rate swap and recognized a $1.2 million gain.

For the year ended December 31, 2018, we sold our entire investment in 100 non-voting convertible preferred units of Broadstone Real Estate, LLC (“BRE”), a related party, to another related party of BRE. The preferred units were sold for an aggregate sales price of $18.5 million and had a carrying value of $10.0 million at the time of sale.

Adjusted Funds From Operations (AFFO)

AFFO increased by 20.5% to $32.6 million for the three months ended December 31, 2018, compared to $27.0 million for the same period in 2017. AFFO per diluted share increased to $1.41, or 5.2%, compared to $1.34 in the three months ended December 31, 2017.

Full-year AFFO increased by 24.1% to $124.1 million in 2018, compared to $100.0 million in 2017. AFFO per diluted share increased to $5.66, or 5.2%, compared to $5.38 in 2017. The year-over-year increase in AFFO was primarily driven by additional contractual rental revenues generated by the growth in BNL’s real estate investment portfolio.

REAL ESTATE PORTFOLIO UPDATE

As of December 31, 2018, we owned a diversified portfolio of 621 individual net leased commercial properties located in 42 states comprising approximately 19.0 million rentable square feet of operational space. As of December 31, 2018, 100% of our properties were subject to a lease and were 99.7% occupied by 161 different commercial tenants, with no single tenant accounting for more than 3.5% of our annual contractual revenue stream. Our properties are used for retail, industrial, healthcare, office, and other purposes.

During the three months ended December 31, 2018, we acquired 43 properties via 11 transactions for $241.5 million, excluding capitalized acquisition expenses, at a weighted average initial cash capitalization rate of 6.8%. The properties acquired had a weighted average remaining lease term of 10.0 years at the time of acquisition and weighted average annual rent increases of 2.1%. During the year ended December 31, 2018, we acquired 113 properties through 26 transactions for $606.8 million, excluding capitalized acquisition expenses, at a weighted average initial cash capitalization rate of 6.9%. The properties acquired had a weighted average remaining lease term of 11.0 years at the time of acquisition and weighted average annual rent increases of 1.8%.

During 2018, we disposed of 20 properties for a gain of $10.5 million over carrying value, including five properties disposed during the three months ended December 31, 2018, at a gain of $0.9 million. The properties disposed during 2018 represented approximately 2.0% of our December 31, 2017 portfolio value. Our management team plans to continue to be strategic in its disposition activities, to balance the overall quality of our portfolio and capture value for stockholders. To the extent possible, we will redeploy proceeds from the sale of real estate on a tax-deferred basis pursuant to 1031 exchanges.

Based on current market conditions, anticipated equity and debt capital raises, and available capacity under our credit facilities, we anticipate deploying approximately the same amount of capital in the form of acquisitions in 2019 as in 2018.

CAPITAL MARKETS ACTIVITIES

During the three months ended December 31, 2018, we raised $81.5 million in new capital investments from stockholders, of which approximately $67.4 million was received in cash and $14.1 million was raised through our Distribution Reinvestment Plan (“DRIP”). Approximately 48.4% of shares of our common stock and membership units in the Operating Company outstanding as of December 31, 2018, participate in our DRIP. For the full year, we raised $283.7 million in new capital investments, of which approximately $215.7 million was received in cash, $52.2 million was raised through our DRIP, and $15.8 million was raised in exchange for Operating Company membership units through UPREIT transactions.

In addition to continued equity raises, during the three months ended December 31, 2018, we increased the outstanding borrowings under our revolver to $141.1 million to fund acquisitions. During 2018, we also issued an aggregate principal amount of $325 million of unsecured, fixed-rate, interest-only senior notes with terms of 10 and 12 years, through a private debt placement. This not only lengthened our debt maturity profile to better align with our portfolio’s lease terms, but also proactively reduced our exposure to interest rate risk associated with variable-rate debt. At year end, our total outstanding debt principal totaled $1.45 billion, providing a leverage ratio of approximately 41.5% of the approximate market value of our assets.

Subsequent to year end, we exercised our option to extend the maturity of our $300 million 2015 unsecured term loan, to February 6, 2020. On February 27, 2019, we entered into a new $450 million seven-year unsecured term loan agreement. At closing, we borrowed $300 million and used the proceeds to fully repay the 2015 unsecured term loan. The remaining $150 million can be drawn during a six-month delayed draw period ending August 27, 2019. The 2019 unsecured term loan agreement contains an accordion feature that can increase the facility size up to a total of $550 million of available capacity. Borrowings under the 2019 unsecured term loan are payable interest only during the term, with the principal amount due at maturity date in February 2026. The rate of interest payable on borrowings under the 2019 unsecured term loan, at our option, is equal to LIBOR plus a margin. Based on our investment grade credit rating, the applicable margin is currently 1.85%.

On February 28, 2019, we amended our credit agreement to increase the amount available under the revolver, from $425 million to $600 million. This increased the available capacity under the credit facility, including its accordion feature, from $1.0 billion to $1.055 billion.

To help balance the timing of equity capital inflows and deployment of those funds in the form of real estate investments, as well as to maintain our targeted leverage profile, we have implemented a cap and queue program for new and additional investments in shares of our common stock. The use and amount of the cap is based upon, and may be adjusted for, a number of factors, including, among others, our current and targeted leverage profile, our acquisition pipeline and anticipated future capital deployment, and overall market conditions. The monthly cap only applies to new or additional investments, and not to investments made pursuant to our DRIP or equity capital received in connection with UPREIT transactions. For the months of February 2019 through April 2019, new and additional investments will be capped at $20 million per month.

DETERMINED SHARE VALUE

As previously disclosed, at its February 8, 2019, meeting, the Independent Directors Committee (“IDC”) of BNL’s Board of Directors voted to set the Determined Share Value (“DSV”) to $85.00 per share for the period from February 1, 2019, through April 30, 2019. Prior to this action, the DSV had been $86.00 per share. BNL follows a rigorous process which begins with determining the estimated gross value of its real estate, and then adjusts for other tangible assets and liabilities to arrive at an estimate of net asset value (“NAV”) which serves as the basis for the IDC’s setting of the DSV. Although the value of BNL’s real estate assets increased during the fourth quarter as a result of acquisitions and growth in rental income, the implied capitalization rate on the portfolio used for valuation purposes remained consistent with the past several periods. As part of adjusting for other tangible assets and liabilities, BNL marks its fixed-rate borrowings to market using the prevailing benchmark interest rates. The Treasury market experienced a rally in December, resulting in a decline in the benchmark interest rates used to estimate the fair value of fixed-rate debt and interest rate swaps. The change in fair value of fixed-rate debt and interest rate swaps offset the increase in real estate values, leading to an overall decline in BNL’s estimated NAV per share and the corresponding DSV reduction. At $85.00 per share, the implied capitalization rate for our portfolio is 6.78% as of December 31, 2018. The DSV is established in good faith by the IDC based on the net asset value of our portfolio, input from management and third-party consultants, and such other factors as the IDC may determine. Additional information regarding our valuation policy and procedures, and the determination of the DSV by the IDC, is available in our 2018 Form 10-K filed with the SEC on March 14, 2019.

DISTRIBUTIONS

At its February 8, 2019, meeting, our Board of Directors declared monthly distributions of $0.44 per share of our common stock and unit of membership interest in the Operating Company to be paid by us to our stockholders and members of the Operating Company (other than us) of record as follows:

Dividend Per Share/Unit	Record Date	Payment Date (on or before)
$0.44	February 27, 2019	March 15, 2019
$0.44	March 28, 2019	April 15, 2019
$0.44	April 29, 2019	May 15, 2019

Investors may purchase additional shares of our common stock through cash investment (and the completion of a supplemental subscription agreement) or by electing to reinvest their distributions through the DRIP. The purchase price for shares of our common stock acquired through the DRIP will be 98% of the DSV.

CONFERENCE CALL INFORMATION

In conjunction with the release of our operating results, we will host a conference call on Thursday, March 14, 2019, at Noon ET to discuss the results.

To access the live webcast, please visit: https://services.choruscall.com/links/bnl190314.html. If you prefer to listen via phone, please dial: 1-888-349-0109 and request to join the Broadstone Net Lease, Inc. call.

To view a replay of the call, please visit: http://investors.bnl.broadstone.com through March 28, 2019.

INVESTOR PRESENTATION

Our current investor presentation and supplemental materials for our fourth quarter 2018 financial and operating results are available at http://investors.bnl.broadstone.com. This site also offers the capability to sign up for automated email alerts when BNL issues public filings of any kind.

About Broadstone Net Lease, Inc.

BNL invests in freestanding, single-tenant, net leased commercial properties located throughout the United States, primarily via sale and leaseback, lease assumption, and UPREIT transactions. UPREIT transactions (where “UPREIT” means “umbrella partnership real estate investment trust”) provide a tax deferred exit strategy for owners of real estate who might otherwise recognize a significant taxable gain in a cash sale of a highly appreciated property with a low tax cost basis. With a diversified portfolio of 621 retail, healthcare, industrial, office, and other properties in 42 states as of December 31, 2018, the REIT targets individual or portfolio acquisitions within the $5 million to $300 million range.

There are currently more than 3,100 stockholders in BNL, which is externally managed by Broadstone Real Estate, LLC. BNL remains open for new investment by accredited investors on a monthly basis, with a minimum direct investment of $500,000. Shares are offered directly by BNL via private placement. For additional information about BNL, please visit its corporate website at http://investors.bnl.broadstone.com.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," “should,” "expect," "intend," "anticipate," "estimate," “would be,“ "believe," "continue," or other similar words. Forward-looking statements involve known and unknown risks, which may cause our actual future results to differ materially from expected results, including risks related to general economic conditions, local real estate conditions, tenant financial health, property acquisitions and the timing of these acquisitions, and the availability of capital to finance planned growth, among others, as described in our filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of our current operating plans and estimates as of the dates indicated. Actual operating results may differ materially from what is expressed or forecast in this press release. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Notice Regarding Non-GAAP Financial Measures

In addition to our reported results and net earnings per diluted share, which are financial measures presented in accordance with GAAP, this press release and the referenced investor presentation and supplemental financial and operating materials contain and may refer to certain non-GAAP financial measures, including Funds from Operations, or FFO, and Adjusted Funds from Operations, or AFFO. We believe the use of FFO and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure, and should be considered in addition to, and not in lieu of, GAAP financial measures. A reconciliation of FFO and AFFO to the most directly comparable GAAP financial measure and statements of why management believes these measures are useful to investors are included below and in the investor presentation materials that are referenced above.

Broadstone Net Lease, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)

	December 31,
	2018	2017
Assets
Accounted for using the operating method, net of accumulated depreciation	$2,641,746	$2,186,141
Accounted for using the direct financing method	42,000	41,617
Investment in rental property, net	2,683,746	2,227,758
Cash and cash equivalents	18,612	9,355
Restricted cash	377	744
Accrued rental income	69,247	52,018
Tenant and other receivables, net	1,026	897
Tenant and capital reserves	1,136	943
Prepaid expenses and other assets	2,803	267
Notes receivable	—	6,527
Investment in related party	—	10,000
Interest rate swap, assets	17,633	11,008
Intangible lease assets, net	286,258	242,659
Debt issuance costs – unsecured revolver, net	2,261	3,026
Leasing fees, net	13,698	13,554
Total assets	$3,096,797	$2,578,756
Liabilities and equity
Unsecured revolver	$141,100	$273,000
Mortgages and notes payable, net	78,952	67,832
Unsecured term notes, net	1,225,773	836,912
Interest rate swap, liabilities	1,820	5,020
Accounts payable and other liabilities	22,269	20,345
Due to related parties	114	722
Tenant improvement allowances	2,125	5,669
Accrued interest payable	9,777	3,311
Intangible lease liabilities, net	85,947	81,744
Total liabilities	1,567,877	1,294,555

Equity
Broadstone Net Lease, Inc. stockholders' equity:
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value; 80,000 shares authorized, 22,014 and 18,909 shares issued and outstanding at December 31, 2018 and 2017, respectively	22	19
Additional paid-in capital	1,557,421	1,301,979
Subscriptions receivable	—	(15)
Cumulative distributions in excess of retained earnings	(155,150)	(120,280)
Accumulated other comprehensive income	14,806	5,122
Total Broadstone Net Lease, Inc. stockholders’ equity	1,417,099	1,186,825
Non-controlling interests	111,821	97,376
Total equity	1,528,920	1,284,201
Total liabilities and equity	$3,096,797	$2,578,756

Broadstone Net Lease, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income

(in thousands, except per share amounts)

	(Unaudited) For the three months ended December 31,		For the year ended December 31,
	2018	2017	2018	2017
Revenues
Rental income from operating leases	$58,597	$46,603	$222,208	$170,493
Earned income from direct financing leases	1,005	966	3,941	4,141
Operating expenses reimbursed from tenants	3,457	1,812	11,221	6,721
Other income from real estate transactions	35	91	109	208
Total revenues	63,094	49,472	237,479	181,563
Operating expenses
Depreciation and amortization	22,691	17,294	83,994	62,263
Asset management fees	5,054	4,088	18,173	14,754
Property management fees	1,737	1,353	6,529	4,988
Property and operating expense	3,231	1,795	11,157	6,505
General and administrative	1,712	1,641	6,162	4,939
State and franchise tax	46	113	857	624
Provision for impairment of investment in rental properties	—	—	2,061	2,608
Total operating expenses	34,471	26,284	128,933	96,681
Other income (expenses)
Preferred distribution income	—	187	440	737
Interest income	1	113	179	467
Interest expense	(14,740)	(9,569)	(52,855)	(34,751)
Cost of debt extinguishment	—	(132)	(101)	(5,151)
Gain on sale of real estate	876	2,660	10,496	12,992
Gain on sale of investment in related party	—	—	8,500	—
Other (losses) gains	(100)	379	(100)	379
Net income	14,660	16,826	75,105	59,555
Net income attributable to non-controlling interests	(1,099)	(1,296)	(5,730)	(4,756)
Net income attributable to Broadstone Net Lease, Inc.	$13,561	$15,530	$69,375	$54,799

Weighted average number of common shares outstanding
Basic	21,416	18,515	20,242	17,084
Diluted	23,154	20,096	21,910	18,567
Net earnings per common share
Basic and diluted	$0.63	$0.84	$3.43	$3.21

Comprehensive income
Net income	$14,660	$16,826	$75,105	$59,555
Other comprehensive income
Change in fair value of interest rate swaps	(19,712)	5,614	10,584	4,166
Realized (gain) loss on interest rate swaps	(80)	—	(84)	(873)
Comprehensive income	(5,132)	22,440	85,605	62,848
Comprehensive income attributable to non-controlling interests	385	(1,748)	(6,546)	(5,019)
Comprehensive income attributable to Broadstone Net Lease, Inc.	$(4,747)	$20,692	$79,059	$57,829

Reconciliation of Non-GAAP Measures

The following is a reconciliation of net income to FFO and AFFO for the three months and year ended December 31, 2018 and 2017. Also presented is the weighted average number of shares of our common stock and noncontrolling membership units in the Operating Company used for the basic and diluted per share computation:

	For the three months ended		For the year ended
	December 31,		December 31,
(in thousands, except per share data)	2018	2017	2018	2017
Net income	$14,660	$16,826	$75,105	$59,555
Real property depreciation and amortization	22,691	17,294	83,994	62,263
Gain on sale of real estate	(876)	(2,660)	(10,496)	(12,992)
Provision for impairment on investment in rental properties	—	—	2,061	2,608
FFO	$36,475	$31,460	$150,664	$111,434
Capital improvements / reserves	(49)	(49)	(196)	(196)
Straight line rent adjustment	(3,852)	(4,547)	(19,492)	(17,132)
Cost of debt extinguishment	—	132	101	5,151
Gain on sale of investment in related party	—	—	(8,500)	—
Amortization of debt issuance costs	508	452	1,918	1,795
Amortization of net mortgage premiums	(35)	(74)	(142)	61
Gain on interest rate swaps and other non-cash interest expense	(80)	—	(84)	(1,280)
Amortization of lease intangibles	(516)	11	(304)	498
Other losses (gains)	100	(379)	100	(379)
AFFO	$32,551	$27,006	$124,065	$99,952
Diluted WASO(1)	23,154	20,096	21,910	18,567
Net earnings per share, basic and diluted	$0.63	$0.84	$3.43	$3.21
FFO per diluted share	1.58	1.57	6.88	6.00
AFFO per diluted share	$1.41	$1.34	$5.66	$5.38

(1)	Diluted weighted average number of shares of our common stock and membership units in the Operating Company outstanding (“WASO”), computed in accordance with GAAP.

Our reported results and net earnings per dilutive share are presented in accordance with GAAP. We also disclose Funds from Operations, or FFO, and Adjusted Funds from Operations, or AFFO, each of which are non-GAAP measures. We believe the use of FFO and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

We compute FFO in accordance with the standards established by the Funds From Operations White Paper — 2018 Restatement approved by the Board of Governors of Nareit, the worldwide representative voice for REITs and publicly traded real estate companies with an interest in the U.S. real estate and capital markets. Nareit defines FFO as GAAP net income or loss adjusted to exclude net gains (losses) from sales of certain depreciated real estate assets, depreciation and amortization expense from real estate assets, gains and losses from change in control, and impairment charges related to certain previously depreciated real estate assets. To derive AFFO, we modify the Nareit computation of FFO to include other adjustments to GAAP net income related to certain non-cash revenues and expenses, including straight-line rents, cost of debt extinguishments, amortization of debt issuance costs, amortization of net mortgage premiums, amortization of lease intangibles, (gain) loss on interest rate swaps and other non-cash interest expense, extraordinary items and other specified non-cash items. We believe that such items are not a result of normal operations and thus we believe excluding such items assists management and investors in distinguishing whether changes in our operations are due to growth or decline of operations at our properties or from other factors.

Our leases include rents that increase over the term of the lease to compensate us for anticipated increases in market rentals over time. Our leases do not include significant front-loading or back-loading of payments or significant rent-free periods. Therefore, we find it useful to evaluate rent on a contractual basis as it allows for comparison of existing rental rates to market rental rates. Additionally, we exclude the amortization of lease intangibles. We exclude these costs from AFFO because they are upfront expenses that are recognized in conjunction with an acquisition, and therefore, are not indicative of ongoing operational results of the portfolio. We also exclude costs or gains recorded on the extinguishment of debt, non-cash interest expense and gains, and the amortization of debt issuance costs and net mortgage premiums as they are not indicative of ongoing operational results of the portfolio. We use AFFO as a measure of our performance when we formulate corporate goals.

FFO is used by management, investors, and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers, primarily because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. We believe that AFFO is a useful supplemental measure for investors to consider because it will help them to better assess our operating performance without the distortions created by non-cash revenues or expenses. FFO and AFFO may not be comparable to similarly titled measures employed by other REITs, and comparisons of our FFO and AFFO with the same or similar measures disclosed by other REITs may not be meaningful.

Neither the SEC, nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate FFO and AFFO. In the future, the SEC, or another regulatory body may decide to standardize the allowable adjustments across the REIT industry and in response to such standardization we may have to adjust our calculation and characterization of FFO and AFFO accordingly.